Exhibit 99.1

CONTACT:
Karen M. Spaun
SVP & Chief Financial Officer
(248) 204-8178

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
July 30, 2013

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS YEAR TO DATE AND SECOND QUARTER 2013 RESULTS AND PROVIDES GUIDANCE FOR SECOND HALF OF 2013

Year to Date

•	Net loss of ($4.4 million), or ($0.09) per diluted share
•	Net loss, excluding the impact of quota share surplus relief treaty, of ($0.3 million), or ($0.01) per diluted share
•	Reinsurance arbitration award adversely impacts net operating loss by $5.3 million, or $0.11 per diluted share
•	Year to date calendar year combined ratio of 108.6%
•	Year to date calendar year combined ratio, excluding the impact of quota share surplus relief treaty of 105.4%:
o	Includes 1.9% impact from adverse reinsurance arbitration award
o	Includes reserve development on isolated discontinued business of 6.4%
•	Shareholders’ equity of $521.0 million, or $10.44 per share
•	Statutory surplus of $498.4 million, up $72.1 million from $426.3 million as of December 31, 2012

Second Half of 2013 Guidance Provided

•	Expected gross written premium for the second half of 2013 to be between $470 million and $490 million
•	Expected net operating income, excluding the impact of the quota share surplus relief treaty, to be between $22.5 million to $25.0 million, or between $0.45 and $0.50 per share for the second half of 2013
•	Expected combined ratio, excluding the quota share surplus relief treaty, to be between 97% and 98% for the second half of 2013

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•	Expected pre-tax net investment income to be between $23.0 million and $24.0 million for the second half of 2013
•	Expected impact of the quota share surplus relief treaty reinsurance agreement will add between 0.5 and 0.7 percentage points to the combined ratio
•	Expected net operating income after including the impact of the quota share surplus relief treaty, to be between $20.0 million and $22.5 million, or $0.40 to $0.45 per share for the second half of 2013

Second Quarter

•	Net loss of ($11.5 million), or ($0.23) per diluted share
•	Net loss, excluding the impact of quota share surplus relief treaty of ($9.6 million), or ($0.19) per diluted share
•	Second quarter calendar year combined ratio of 116.0%
•	Second quarter calendar year combined ratio, excluding the impact of quota share surplus relief treaty of 111.5%:
o	Includes 3.8% impact from adverse reinsurance arbitration award
o	Includes above average storm losses of 2.7%
o	Includes reserve development on isolated discontinued business of 9.8%
•	Quarterly dividend declared of $0.02 per share

Year to Date Overview

Meadowbrook Insurance Group, Inc. (NYSE: MIG) (“Meadowbrook” or the “Company”) reported for the six months ended June 30, 2013 a net loss of ($4.4 million), or ($0.09) per diluted share, as compared to a net income of $0.4 million, or $0.01 per diluted share, for the same period in 2012. For the six months ended June 30, 2013 net operating loss, a non-GAAP measure the Company defines as net loss excluding after-tax realized gains and losses, was ($6.7 million), or ($0.13) per diluted share, as compared to a net operating loss of ($1.2 million), or ($0.02) per diluted share for the same period in 2012. For the six months ended June 30, 2013 net operating loss, excluding the impact of the quota share surplus relief treaty, was ($2.6 million), or ($0.05) per diluted share.

Commenting on the results, Robert S. Cubbin, President and Chief Executive Officer, stated: “After a decent, but not great first quarter in 2013, wherein we showed operating income of $0.14 per share or $6.9 million, the second quarter was negatively impacted by an unexpected adverse reinsurance arbitration result, development on prior accident year reserves relating to an isolated territory in the discontinued business and from an above average level of storms in the second quarter. Our change in prior accident year ultimate reserve estimates on ongoing business was slightly favorable in the second quarter.  We are optimistic that the actions taken in 2012 and in the first quarter of 2013 to enhance our statutory surplus position, increase our capital adequacy and lower our gross and net written premium to statutory surplus leverage ratios, and solidify pricing adequacy positions us well for the second half of 2013 and 2014.”

The six months ended June 30, 2013 results include $2.2 million, or $0.04 per diluted share, of after-tax realized gains, compared to $1.6 million, or $0.03 per diluted share, during the same period in 2012.

The six months ended June 30, 2013 the GAAP combined ratio was 108.6%, as compared to 106.6% in 2012. The GAAP combined ratio, excluding the impact of the quota share surplus relief treaty, was 105.4% for the six months ended June 30, 2013.

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The six months ended June 30, 2013 results include a pre-tax adjustment to net ultimate loss estimates for accident years 2012 and prior of $30.1 million, ($19.6 million after-tax or $0.39 per share), or 8.7 combined ratio percentage points.  The $30.1 million of pre-tax adjustment to net ultimate loss estimates for accident years 2012 and prior includes $5.2 million impact from the adverse reinsurance arbitration award and $27.8 million from isolated discontinued business and was slightly offset by favorable development of $2.9 million on ongoing business.

The expense ratio was 31.5% for the six months ended June 30, 2013, compared to 32.7% in 2012. The expense ratio for the six months ended June 30, 2013, excluding the impact of the quota share surplus relief treaty was 32.3%. The decrease reflects our ability to leverage fixed costs and growth in business for which we receive a ceding commission for providing insurance services to a workers’ compensation placement facility. Partly offsetting the decrease was the impact of the recent adverse reinsurance arbitration award discussed below.

On July 23, 2013, we were notified of an adverse reinsurance arbitration award against us on ceded losses that date back to a reinsurance treaty in place for the 1999 to 2001 policy periods, the provision for these ceded losses was recorded as a $5.2 million allowance for ceded recoverables.  With an allowance accrual for other items of approximately $2.9 million, the total pre-tax impact was $8.2 million and the after-tax impact was $5.3 million, or $0.11 per diluted share. This subsequent event was recorded in the second quarter 2013 financial statements.

Pre-tax net investment income for the six months ended June 30, 2013 decreased to $22.9 million from $27.4 million for 2012. The decrease reflects the impact from the fourth quarter 2012 sale of a portion of our bond portfolio in order to generate realized gains. The Company reinvested the proceeds during the first quarter of 2013, with the replacement of those bonds at lower interest rates.

For the six months ended June 30, 2013, gross written premium decreased to $501.8 million, compared to $514.0 million for the same period in 2012. This anticipated decrease primarily reflects the impact of business that was discontinued in the fourth quarter of 2012 and largely offset by the accelerating pace of rate increases that have been achieved in combination with the maturation of existing programs for which we are achieving adequate pricing levels.

Pre-tax profit from net commissions and fee revenue for the six months ended June 30, 2013 was $6.2 million, compared to $4.9 million for 2012. The increased profitability was driven primarily by an increase in revenues and a reduction in our general, selling and administrative costs in the current year.

General corporate expenses increased to $2.3 million for the six months ended June 30, 2013, compared to $2.1 million in 2012.

Amortization expense decreased to $2.1 million for the six months ended June 30, 2013, compared to $2.7 million in 2012.

Second Quarter Overview

The Company reported second quarter 2013 net loss of ($11.5 million), or ($0.23) per diluted share, as compared to a net loss of ($7.7 million), or ($0.15) per diluted share, for the second quarter of 2012. For the second quarter 2013 net operating loss, a non-GAAP measure the Company defines as net loss excluding after-tax realized gains and losses, was ($13.6 million), or ($0.27) per diluted share, as compared to a net operating loss of ($8.8 million), or ($0.17) per diluted share for the same period in 2012. For the second quarter 2013 net operating loss, excluding the impact of the quota share surplus relief treaty, was ($11.6 million), or ($0.23) per diluted share.

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The second quarter 2013 results include $2.0 million, or $0.04 per diluted share, of after-tax realized gains, compared to $1.0 million, or $0.02 per diluted share, during the same period in 2012.

The second quarter 2013 the GAAP combined ratio was 116.0%, as compared to 111.1% in 2012. The GAAP combined ratio, excluding the impact of the quota share surplus relief treaty, was 111.5% for the second quarter 2013.

Second quarter 2013 results include a pre-tax adjustment to net ultimate loss estimates for accident years 2012 and prior of $26.5 million, ($17.2 million after-tax or $0.35 per share), or 15.1 combined ratio percentage points. The $26.5 million includes $5.2 million from the reinsurance arbitration award, $21.4 million mostly from an isolated territory in the discontinued business and slightly offset by favorable development of $162,000 on ongoing business.  In addition, the second quarter results reflect $5.8 million, 2.7 combined ratio points, of above average storm losses compared to an average level of storm losses for the six months ended June 30, 2013.

The expense ratio was 33.3% in the second quarter of 2013, compared to 32.7% in the prior year quarter. The second quarter 2013 expense ratio, excluding the impact of the quota share surplus relief treaty was 33.0%. The increase in the expense ratio reflects the adverse reinsurance arbitration result which was partly offset by our ability to leverage fixed costs and growth in business where we receive a ceding commission for providing insurance services to a workers’ compensation placement facility.

Pre-tax net investment income for the second quarter of 2013 decreased to $11.8 million from $13.7 million for the second quarter of 2012. The decrease reflects the impact from the fourth quarter 2012 sale of a portion of our bond portfolio in order to generate realized gains. The Company reinvested the proceeds during the first quarter of 2013, with the replacement of those bonds at lower interest rates.

Second quarter 2013 gross written premium decreased to $234.1 million, compared to $256.0 million in the second quarter of 2012. This anticipated decrease primarily reflects the impact of business that was discontinued in 2012 and largely offset by the accelerating pace of rate increases that have been achieved in combination with the maturation of existing programs for which we are achieving adequate pricing levels.

Pre-tax profit from net commissions and fee revenue for the second quarter of 2013 was $2.6 million, compared to $2.2 million for the second quarter of 2012. The increased profitability was driven primarily by a reduction in our general, selling and administrative costs in the current year.

General corporate expenses increased to $760,000 in the second quarter of 2013, compared to $758,000 in 2012.

Amortization expense decreased to $1.0 million in the second quarter of 2013, compared to $1.3 million in 2012.

Second Half of 2013 Guidance Provided

Management expects gross written premium for the second half of 2013 to be between $470 million and $490 million. Management also expects the Company’s net operating income, excluding the impact of the quota share surplus relief treaty, to be between $22.5 million to $25.0 million, or between $0.45 and $0.50 per share for the second half of 2013. We expect the combined ratio, excluding the quota share surplus relief treaty, to be between 97% and 98%. We expect pre-tax net investment income to be between $23.0 million and $24.0 million. We expect the quota share surplus relief treaty reinsurance agreement will add between 0.5 and 0.7 percentage points to the combined ratio in the second half of 2013.  The reduced impact of this treaty reflects the lower level of ceded earned premium in the second half of 2013 as the unearned premium transfer at year-end 2012 is earned. Net operating income after including the impact of the quota share surplus relief treaty, is expected to be between $20.0 million and $22.5 million, or $0.40 to $0.45 per share for the second half of 2013.

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Commenting on expectations for the second half of 2013, Mr. Cubbin stated: “We have revised our earnings expectation for the full year and expect to show significant improvement in the second half of the year. We are projecting underwriting results to improve as the effect of the unprofitable discontinued business is diminished. We expect the full year 2013 combined ratio to significantly improve over last year on an as reported basis and excluding any unusual items that have occurred in the first six months of the year. We believe the quota share agreement provides us the flexibility to take advantage of the firming market and rebuild our historic track record of stable underwriting results in an efficient and effective manner.”

Other Matters

Dividends:
On July 26, 2013, the Board of Directors declared a quarterly dividend of $0.02 per share payable on August 26, 2013 to shareholders of record as of August 12, 2013.

Debt to Equity Ratio:
At June 30, 2013, Meadowbrook’s debt-to-equity ratio was 46.8%, compared to 28.6% at December 31, 2012. The Company’s debt-to-equity ratio excluding the 30 year interest only senior and junior subordinated debentures (“the Debentures”) was 31.3% at June 30, 2013, compared to 14.1% at December 31, 2012. The Company’s debt-to-equity ratio excluding the Debentures and the drawdown of $30 million on Meadowbrook’s Federal Home Loan Bank (“FHLB”) credit facility, under which the Company purchased $30 million of high quality fixed income securities that match the maturity of the FHLB credit facility was 25.5% at June 30, 2013 compared to 8.7% at December 31, 2012.

During the first six months of 2013,  the Company’s debt-to equity ratio increased due to the issuance of $100 million of the Company’s 5% Cash Convertible Senior Notes due 2020.

Investment Portfolio:
At June 30, 2013, pre-tax book yield, excluding cash and cash equivalents was 3.3%, compared to 3.4% at December 31, 2012. The tax-equivalent yield, excluding cash and cash equivalents was 3.8% at June 30, 2013 compared to 4.1% at December 31, 2012.  The tax adjusted effective duration of the portfolio was 4.6 years at June 30, 2013 and December 31, 2012.

Shareholders’ Equity:
Shareholders’ equity was $521.0 million, or $10.44 per common share, at June 30, 2013, compared to $558.3 million, or $11.22 per common share, at December 31, 2012.  This decrease reflects the reduction in net unrealized gains of $0.69 per share from $0.98 per share at December 31, 2012 to $0.29 per share at June 30, 2013 reflecting the overall increase in investment yields.

Statutory Surplus:
At June 30, 2013, the combined statutory surplus was $498.4 million, compared to $426.3 million at December 31, 2012.

Premium Leverage Ratios:
As of June 30, 2013, on a trailing twelve month statutory combined basis, the Company’s gross and net premium leverage ratios were 2.1 to 1.0 and 1.4 to 1.0, respectively.

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Cash Flows from Operations:
For the three months ended June 30, 2013, cash flows used in operating activities were $4.1 million, compared to cash flows provided from operating activities of $34.8 million for the three months ended June 30, 2012. The decrease in operating cash flows reflects a net cash outflow on the quota share surplus relief treaty and a decrease in cash from underwriting activities.

For the six months ended June 30, 2013, cash flows used in operating activities were $1.5 million, compared to cash flows provided from operating activities of $73.0 million for the six months ended June 30, 2012. The decrease in operating cash flows reflects a net cash outflow on the quota share surplus relief treaty and a decrease in cash from underwriting activities.

Share Repurchases:
The Company did not repurchase any shares during the second quarter of 2013.

Under our Share Repurchase Plan, management remains authorized to purchase approximately 3.7 million additional shares.

Mert Segal appointed Chairman Emeritus of Board:
At its regularly scheduled Board meeting on July 26, 2013 the Meadowbrook Board of Directors honored its recently retired Chairman, Merton J. Segal, by appointing him Chairman Emeritus of the Board of Directors. This voluntary position will allow Mr. Segal to continue to offer his advice and direction utilizing his almost 60 years of experience in the insurance business. Mr. Segal will, at his discretion, offer his insights and advice to members of the Board of Directors on issues facing the Company. Mr. Segal, a graduate of the University of Michigan is a recipient of the Michigan Entrepreneur of the Year Award and is an inductee into the Michigan Insurance Hall of Fame.

Non-GAAP Measures

Statutory Surplus

Statutory surplus is a non-GAAP measure with the most directly comparable financial GAAP measure being shareholders’ equity. The following is a reconciliation of statutory surplus to shareholders’ equity for the period ending December 31, 2012, and June 30, 2013:

Consolidated Statutory Surplus to GAAP Shareholders' Equity
For Year Ended December 31, 2012
(In thousands)

Statutory Consolidated Surplus		$426,257

Statutory to GAAP differences:
Deferred policy acquisition costs	45,417
Unrealized gain on securities available for sale	62,877
Non-admitted assets and other	(2,993)

Total Statutory to GAAP differences		105,301

Total Non-Regulated Entities		26,721
GAAP Consolidated Shareholders' Equity		$558,279

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Consolidated Statutory Surplus to GAAP Shareholders' Equity
For Six Months Ended June 30, 2013
(In thousands)

Statutory Consolidated Surplus		$498,393

Statutory to GAAP differences:
Deferred policy acquisition costs	54,904
Unrealized gain (loss) on securities available for sale	(114)
Non-admitted assets and other	13,226

Total Statutory to GAAP differences		68,016

Total Non-Regulated Entities		(45,403)
GAAP Consolidated Shareholders' Equity		$521,006

Net Operating (Loss) Income and Net Operating (Loss) Income Per Share

Net operating (loss) income and net operating (loss) income per share are non-GAAP measures that represent net (loss) income excluding net realized gains or loss, net of tax. The most directly comparable financial GAAP measures to net operating (loss) income and net operating (loss) income per share are net (loss) income and net (loss) income per share, respectively.  Net operating (loss) income and net operating (loss) income per share are intended as supplemental information and are not meant to replace net (loss) income or net (loss) income per share. Net operating (loss) income and net operating (loss) income per share should be read in conjunction with the GAAP financial results.  The following is a reconciliation of net operating (loss) income to net (loss) income, as well as net operating (loss) income per share to net (loss) income per share:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except share and per share data)		(In thousands, except share and per share data)
Net operating (loss) income	$(13,550)	$(8,752)	$(6,673)	$(1,225)
Net realized gains, net of tax	2,032	1,020	2,237	1,597
Net (loss) income	$(11,518)	$(7,732)	$(4,436)	$372

Diluted earnings per common share:
Net operating (loss) income	$(0.27)	$(0.17)	$(0.13)	$(0.02)
Net (loss) income	$(0.23)	$(0.15)	$(0.09)	$0.01
Diluted weighted average common shares outstanding	49,887,200	50,251,591	49,855,716	50,583,368

Management uses net operating (loss) income and net operating (loss) income per share as components to assess our performance and as measures to evaluate the results of our business. Management believes these measures provide investors with valuable information relating to our ongoing performance that may be obscured by the net effect of realized gains and losses as a result of the Company’s market risk sensitive instruments, which primarily relate to fixed income securities that are available for sale and not held for trading purposes. Realized gains and losses may vary significantly between periods and are generally driven by external economic developments, such as capital market conditions. Accordingly, net operating (loss) income excludes the effect of items that tend to be highly variable from period to period and highlights the results from the Company’s ongoing business operations and the underlying loss or profitability of the Company’s business. Accordingly, management believes it is useful for investors to evaluate net operating (loss) income and net operating (loss) income per share, along with net (loss) income and net (loss) income per share, when reviewing and evaluating Meadowbrook’s performance.

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Combined Ratio

The combined loss and expense ratio (or combined ratio), expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property and casualty insurance business.  The term combined ratio is a statutory measurement which represents the sum of the ratio of losses and loss adjustment expenses (LAE) to premiums earned (loss ratio) plus the ratio of underwriting expenses to premiums written (expense ratio.)  Management evaluates the performance of our underwriting operations utilizing GAAP accounting and therefore the statutory combined ratio is converted to a GAAP combined ratio.  The GAAP combined ratio is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of GAAP underwriting expenses (including DAC) to premiums earned (expense ratio).

The accident year combined ratio is a non-GAAP measure and represents the Company’s GAAP combined ratio excluding the impact of any changes in net ultimate loss estimates on prior year loss and LAE reserves. The accident year combined ratio is intended as supplemental information. The accident year combined ratio should be read in conjunction with the GAAP financial results. The following is a reconciliation of the accident year combined ratio to the GAAP combined ratio (both as reported and excluding quota share surplus relief treaty):

	For the Three Months Ended June 30, As Reported		For the Three Months Ended June 30, Excluding Quota Share Surplus Relief
	2013	2012	2013	2012
Accident year combined ratio	100.9%	97.8%	99.3%	97.8%
Increase in net ultimate loss estimates on prior year loss reserves	15.1%	13.3%	12.2%	13.3%
GAAP Combined ratio	116.0%	111.1%	111.5%	111.1%

	For the Six Months Ended June 30, As Reported		For the Six Months Ended June 30, Excluding Quota Share Surplus Relief
	2013	2012	2013	2012
Accident year combined ratio	99.9%	97.1%	98.5%	97.1%
Increase in net ultimate loss estimates on prior year loss reserves	8.7%	9.5%	6.9%	9.5%
GAAP Combined ratio	108.6%	106.6%	105.4%	106.6%

Management uses the accident year combined ratio as one component to assess the Company’s current year performance and as a measure to evaluate and, if necessary, adjust our pricing and underwriting. Meadowbrook’s GAAP combined ratio is based on calendar year information. Adjusting this ratio to an accident year combined ratio allows us to evaluate information based on the current accident year activity. Management believes this measure provides investors with valuable information for comparison to historical trends and current industry estimates. Management also believes that it is useful for investors to evaluate the accident year combined ratio and GAAP combined ratio separately when reviewing and evaluating the Company’s performance.

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Conference Call

Meadowbrook’s 2013 second quarter results will be discussed by management in more detail on Wednesday, July 31, 2013 at 9:00 a.m. EDT.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call.  Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

For those who cannot listen to the live conference call, a replay of the call will be available through August 14, 2013 by dialing 1-877-660-6853 and referring to conference ID 417022.  The webcast will be archived and available for replay through October 31, 2013.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and six property and casualty insurance underwriting companies. Meadowbrook has twenty-eight locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at http://www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: premium volume and operating leverage, the frequency and severity of claims; uncertainties inherent in reserve estimates; actions taken by regulators, rating agencies or lenders, including possible downgrade of the company’s current A- financial strength rating; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums and on underwriting criteria; ability to obtain rate increases in current market conditions; investment rate of return and losses (whether realized or unrealized) in the Company’s investment portfolio; changes in and adherence to insurance or other regulation; attainment of certain processing efficiencies; changing rates of inflation; impairment of intangibles; general economic conditions; the Company’s possible ability to implement its capital raising and capital preservation strategies in a timely manner; and other risks identified in the Company’s reports filed with the Securities and Exchange Commission, any of which may have a material and adverse effect on the Company’s results of operations and financial condition. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

PRESS RELEASE	PAGE 10

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	JUNE 30,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2013	2012

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,671,847	$1,651,592
Premium and agents balances	218,191	208,743
Reinsurance recoverable	467,532	395,517
Deferred policy acquisition costs	54,904	45,417
Prepaid reinsurance premiums	100,735	143,180
Goodwill	121,041	121,041
Other assets	200,186	147,784

Total Assets	$2,834,436	$2,713,274

LIABILITIES
Loss and loss adjustment expense reserves	$1,531,849	$1,455,980
Unearned premium reserves	411,974	439,418
Debt	162,975	78,500
Debentures	80,930	80,930
Other liabilities	125,702	100,167
Total Liabilities	2,313,430	2,154,995

STOCKHOLDERS' EQUITY
Common stockholders' equity	521,006	558,279

Total Liabilities & Stockholders' Equity	$2,834,436	$2,713,274

Book value per common share	$10.44	$11.22

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$10.15	$10.24

PRESS RELEASE	PAGE 11

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except	FOR THE THREE MONTHS		FOR THE SIX MONTHS
Share & Per Share Data)	ENDED JUNE 30,		ENDED JUNE 30,

SUMMARY DATA	2013	2012	2013	2012

Gross written premiums	$234,086	$256,082	$501,751	$514,037
Net written premiums	166,555	219,229	361,370	438,204

REVENUES
Net earned premiums	$175,781	$211,303	$346,369	$404,118
Net commissions and fees	8,539	8,552	18,173	17,517
Net investment income	11,768	13,683	22,908	27,415
Net realized gains	2,869	1,567	3,185	2,299
Total Revenues	198,957	235,105	390,635	451,349

EXPENSES
Net losses and loss adjustment expenses	145,371	165,758	267,187	298,506
Policy acquisition and other underwriting expenses	58,450	68,993	109,055	132,106
General selling and administrative expenses	5,901	6,327	11,924	12,665
General corporate expenses	760	758	2,276	2,131
Amortization expense	1,038	1,307	2,109	2,723
Interest expense	3,653	2,033	5,850	4,010
Total Expenses	215,173	245,176	398,401	452,141

INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	(16,216)	(10,071)	(7,766)	(792)
Income tax (benefit) expense	(3,747)	(1,782)	(1,911)	73
Equity earnings of affiliates, net of tax	945	562	1,383	1,250
Equity earnings (loss) of unconsolidated subsidiaries, net of tax	6	(5)	36	(13)
NET (LOSS) INCOME	$(11,518)	$(7,732)	$(4,436)	$372

Less: Net realized gains, net of tax	2,032	1,020	2,237	1,597

NET OPERATING LOSS (1)	$(13,550)	$(8,752)	$(6,673)	$(1,225)

Diluted earnings (losses) per common share
Net (loss) income	$(0.23)	$(0.15)	$(0.09)	$0.01
Net operating loss	$(0.27)	$(0.17)	$(0.13)	$(0.02)
Diluted weighted average common shares outstanding	49,887,200	50,251,591	49,855,716	50,583,368

GAAP ratios:
Loss & LAE ratio	82.7%	78.4%	77.1%	73.9%
Other underwriting expense ratio	33.3%	32.7%	31.5%	32.7%
GAAP combined ratio	116.0%	111.1%	108.6%	106.6%

(1) While net operating loss is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating loss is net (loss) income less realized gains net of taxes associated with such gains.

PRESS RELEASE	PAGE 12

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE THREE MONTHS			FOR THE SIX MONTHS
	ENDED JUNE 30,			ENDED JUNE 30,

	2013	2013	2012	2013	2013	2012
	As Reported	Excluding Quota Share Surplus Relief	As Reported	As Reported	Excluding Quota Share Surplus Relief	As Reported
Net earned premium	$175,781	217,872	$211,303	$346,369	$436,912	404,118
Net losses & loss adjustment expenses(1)	145,371	171,117	165,758	267,187	319,339	298,505
Policy acquisition and other underwriting expenses	58,450	71,848	68,993	109,055	141,107	132,106
(Loss) from net earned premium	(28,040)	(25,093)	(23,448)	(29,873)	(23,534)	(26,493)
Net investment income	11,768	11,768	13,683	22,908	22,908	27,415
(Loss) profit from insurance operations	(16,272)	(13,325)	(9,765)	(6,965)	(626)	922

Net commissions and fees	$8,539	8,539	$8,552	$18,173	$18,173	17,517
General selling & administrative expenses	5,901	5,901	6,327	11,924	11,924	12,666
Profit from net commissions & fees	2,638	2,638	2,225	6,249	6,249	4,851

General corporate expense	$760	760	$758	$2,276	$2,276	2,131
Amortization expense	1,038	1,038	1,307	2,109	2,109	2,723
Interest expense	3,653	3,653	2,033	5,850	5,850	4,010
Other expenses	5,451	5,451	4,098	10,235	10,235	8,864

(Loss) profit from insurance operations	$(16,272)	(13,325)	$(9,765)	$(6,965)	$(626)	922
Profit from net commissions & fees	2,638	2,638	2,225	6,249	6,249	4,851
Other expenses	(5,451)	(5,451)	(4,098)	(10,235)	(10,235)	(8,864)
Net capital gains	2,869	2,869	1,567	3,185	3,185	2,299
Pretax loss	$(16,216)	(13,269)	$(10,071)	$(7,766)	$(1,427)	(792)

Key ratios:
GAAP combined ratio	116.0%	111.5%	111.1%	108.6%	105.4%	106.6%
Accident year combined ratio(2)	100.9%	99.3%	97.8%	99.9%	98.5%	97.1%

(1) The three months ended June 30, 2013 include an increase in net ultimate loss estimates for 2012 and prior accident years of $26,488 and the three months ended June 30, 2012 include an increase in net ultimate loss estimates for 2011 and prior accident years of $28,218. The six months ended June 30, 2013 include an increase in net ultimate loss estimates for 2012 and prior accident years of $30,128 and the six months ended June 30, 2012 include an increase in net ultimate loss estimates for 2011 and prior accident years of $38,426.

(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.